Exhibit 10.13

THE PNC FINANCIAL SERVICES GROUP, INC.

OUTSIDE DIRECTORS DEFERRED STOCK UNIT PLAN

(As amended and restated effective April 27, 2004)

1. Definitions

In this Plan, except where the context otherwise indicates, the following definitions apply:

1.1. Account means an unfunded deferred compensation bookkeeping account established in the name of an Outside Director pursuant to the Plan.

1.2. Board means the Board of Directors of the Corporation.

1.3. Change in Control has the meaning set forth in the most recent stock options granted by the Corporation to any of its non-employee directors.

1.4. Committee means the committee appointed by the Board to administer the Plan, all of the members of which are non-employee directors as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. Unless otherwise determined by the Board, the Nominating and Governance Committee of the Board will be the Committee.

1.5. Common Stock means the common stock, par value $5.00 per share, of the Corporation.

1.6. Corporation means The PNC Financial Services Group, Inc. or any successor thereto.

1.7. Date of Grant means the date on which a Deferred Stock Unit is granted by the Committee or such later date as may be specified by the Committee in authorizing the grant.

1.8. Deferred Stock Unit means a phantom share of the Corporation’s Common Stock, which may be redeemed and paid only in cash pursuant to the terms of the Plan.

1.9. Effective Date means November 18, 1999 or such later date as may be specified in the Board resolution adopting the Plan. Any amendment to the Plan pursuant to Section 15.8 will be effective as of the date such amendment is so approved or as of such later date as may be specified by the Board in the resolutions amending the Plan.

1.10. Exchange Act means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

1.11. Fair Market Value of a Share means an amount equal to the fair market value of a Share as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. In the absence of a method of valuation specifically adopted by the Committee, Fair Market Value will mean the closing price of a share of Common Stock on the New York Stock Exchange composite transactions tape on the valuation date, except as otherwise provided in Article 9, Section 9.2, determined as of such time on the valuation date as the Corporation’s officers may select for this purpose.

1.12. Grantee means an Outside Director to whom Deferred Stock Units have been granted pursuant to Article 6 and credited to the Grantee’s Account.

1.13. Outside Director means a member of the Corporation’s Board of Directors who is not on the Date of Grant an officer, as defined in Rule 16a-1(f) under the Exchange Act or any similar successor rule, or employee of the Corporation or a Subsidiary.

1.14. Plan means The PNC Financial Services Group, Inc. Outside Directors Deferred Stock Unit Plan as amended from time to time.

1.15. Share means a share of authorized but unissued Common Stock or a reacquired share of Common Stock.

1.16. Subsidiary means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that is a consolidated subsidiary of the Corporation under generally accepted accounting principles.

1.17. Valuation Date means March 31, June 30, September 30, and December 31 of each year, except as otherwise provided in Section 10.1 or Section 15.8. If any of the preceding dates is not a date on which the New York Stock Exchange is open for business, then the Valuation Date will be the next preceding date on which the Exchange is open for business.

2. Purpose

The Plan is intended to provide a tax-deferred method of compensation to assist in attracting, retaining, and motivating Outside Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Corporation.

3. Administration; Committee Determinations

The Plan will be administered by the Committee or by the Chairman of the Committee in the exercise of such authority as the Committee may delegate to him or her from time to time.

In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

(a) to determine in its discretion the Date of Grant and number or dollar value of Deferred Stock Units to be granted to each Outside Director and the terms upon which Deferred Stock Units may be acquired or forfeited and the terms and conditions of each grant of Deferred Stock Units, which terms and conditions need not be identical for each Outside Director;

(b) to construe and interpret the Plan;

(c) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan; and

(d) to delegate to officers or managers of the Corporation or any Subsidiary the authority to perform administrative functions under the Plan.

Any determinations made or actions taken by the Committee pursuant to this Article 3 or pursuant to any other provision of the Plan, including without limitation pursuant to Article 7 or Section 15.8, will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including without limitation Grantees and their beneficiaries.

4. Eligibility

Deferred Stock Units may be granted to each Outside Director (including Committee members) serving on the Effective Date of the Plan, or elected or appointed and duly qualified thereafter.

5. Establishment and Termination of Accounts

5.1. As of the Effective Date of the Plan, the Corporation will establish an Account in the name of each Outside Director serving on the Effective Date.

5.2. With respect to Outside Directors elected or appointed and duly qualified after the Effective Date of the Plan, the Corporation will establish an Account in the name of each such Outside Director as of the date on which he or she is duly qualified to serve on the Board.

5.3. The Corporation will terminate an Account promptly upon the redemption of all Deferred Stock Units credited to the Account and the distribution of all cash resulting therefrom, following the death or retirement of the Outside Director or as otherwise provided in Section 15.8.

6. Grant of Deferred Stock Units

6.1. Effective as of each Date of Grant specified by the Committee, the Corporation will credit each Grantee’s Account with the number of Deferred Stock Units granted by the Committee to that Grantee.

6.2. The Committee may elect to authorize an annual grant of Deferred Stock Units to each Grantee, as of a Date of Grant specified by the Committee. In such case, the number of Deferred Stock Units (including fractional Deferred Stock Units) to be credited to a Grantee’s Account will be calculated by dividing a dollar amount specified by the Committee by the Fair Market Value of a Share as of the Date of Grant. Grants authorized by the Committee pursuant to this Section 6.2 will be credited by the Corporation to each Grantee’s Account as of each annual Date of Grant until the Committee acts to supersede its standing grant authorization.

6.3. In addition to the annual grants of Deferred Stock Units authorized by Section 6.2, the Committee may authorize grants on a special or one-time basis to Outside Directors, as of such Date of Grant and for such purposes as the Committee may deem necessary or appropriate. The number of Deferred Stock Units credited to a Grantee’s Account pursuant to such grants will be calculated in the same manner as specified in Section 6.2 for annual grants.

6.4. All Deferred Stock Units granted pursuant to the Plan will be credited directly to the Grantee’s Account, subject to the terms and conditions of the Plan and such elections and designations as the Grantee may make pursuant to Article 8 or as otherwise provided by Section 15.8.

7. Adjustments to Deferred Stock Units for Dividends on or Change in Common Stock

7.1. Except as otherwise provided in Section 7.3, in the event of the declaration of a dividend on Common Stock that is payable in cash or property other than Common Stock, the Corporation will, on or as promptly as practicable after the date fixed for payment of such dividend, credit to each Account a number of Deferred Stock Units (including fractional Deferred Stock Units) equal in value to the number of Shares of Common Stock which would otherwise have been purchased with such cash (or, unless otherwise determined by the Committee in its sole discretion, with the cash value of such property other than Common Stock) using the methodology in effect pursuant to the Corporation’s Dividend Reinvestment and Stock Purchase Plan from time to time in effect (“DRP”). Under the DRP as currently in effect, the purchase price per Share is 100% of the average of the per Share closing prices of the Common Stock on the New York Stock Exchange for the last two trading days prior to the date that the dividend is payable.

7.2. (a) Except as otherwise provided in Section 7.3, in the event of the declaration of a dividend on Common Stock that is payable in the form of Common Stock, the Corporation will, unless otherwise determined by the Committee in its sole discretion, on the date fixed for determining the shareholders of the Corporation entitled to receive such stock dividend, credit each Account with a number of Deferred Stock Units (including fractional Deferred Stock Units) equal to the number of Shares (including fractions thereof, even if fractional shares would not have been issuable) that the Outside Director would have received as a result of such stock dividend if the Outside Director had been a shareholder of record on such record date with respect to a number of Shares equal to the number of Deferred Stock Units credited to the Account on that date.

(b) Except as otherwise provided in Section 7.3, in the event that the Common Stock is changed into a different number or class of shares of stock of the Corporation or another corporation, or into cash or other property, or into a combination thereof, through a corporate transaction (including without limitation a stock split, spin-off, split-off, recapitalization, merger, consolidation, or reorganization of or by the Corporation (each, a Corporate Transaction)), the Deferred Stock Units in each Account will be subject to such adjustments, if any, in number, class or otherwise as the Committee in its sole discretion deems appropriate to reflect such Corporate Transaction or Transactions, including without limitation converting the Deferred Stock Units in each Account into the notional equivalent cash value of the cash and/or other property that the Outside Director would have had after and as a result of such Corporate Transaction if the Outside Director had been a shareholder with respect to a number of shares of Common Stock equal to the number of Deferred Stock Units credited to the Account at that time, with the Corporation thereafter accounting for the value of each such Account under the Plan on the basis of a notional equivalent cash value credited with interest at a fair market rate approved by the Committee.

7.3 In the case of an Outside Director who elects to receive payment of Deferred Stock Units either (a) as of the date after the later of the Outside Director’s retirement from the Board or attainment of age 70, or (b) in installments that commence or continue on or after the later of such retirement or attainment of age 70, in lieu of the credits and adjustments to the Outside Director’s Account otherwise provided for by Section 7.1 and, if and to the extent so determined by the Committee in its sole discretion, by Section 7.2, the Outside Director’s Account will, with respect to Deferred Stock Units covered by an election described in the preceding clauses 7.3(a) or 7.3(b), be credited on or as promptly as practicable after the date fixed for the payment of the Common Stock dividend, with a number of Deferred Stock Units (including fractional Deferred Stock Units) equal in value (determined as hereinafter provided) to the product of (i) the value (determined as herein provided) of the Deferred Stock Units credited to the Outside Director’s Account and covered by such election and (ii) a fair market interest rate approved by the Committee; provided, that for purposes of this Section 7.3, the value of the Deferred Stock Units credited to the Outside Director’s Account and the number of additional Deferred Stock Units to be credited will be determined using the Fair Market Value of a Share as of the later of the Outside Director’s date of retirement from the Board or attainment of age 70. Notwithstanding the foregoing provisions, the Corporation’s officers may instead elect to assign a notional equivalent cash value to the Deferred Stock Units which would otherwise be credited to the Outside Director’s Account and to account for the value of the Account covered by an election described in clauses 7.3(a) or 7.3(b), including interest credited thereto, on that basis.

8. Payment Elections and Beneficiary Designations by an Outside Director

8.1. With respect to each grant of Deferred Stock Units, each Outside Director will have the right to elect: (a) the event or date (which event or date will not precede the earlier of the date of the Outside Director’s retirement from the Board or the date on which the Outside Director attains age 70) when the Deferred Stock Units credited to his or her Account will be redeemed and paid out in cash; and (b) whether the payment will be in a lump sum or in a designated number of annual installments, not to exceed ten (10) annual installments.

8.2. Each Outside Director will also have the right to designate one or more beneficiaries to receive unpaid amounts in his or her Account in the event of the Outside Director’s death, in accordance with the administrative procedures and applicable elections and beneficiary payment options then in effect for the Plan. Unless otherwise specified by the Outside Director, in the event that a designated beneficiary dies after beginning to receive payments from the Account but before the payment of all amounts in the Account due to that beneficiary, the beneficiary’s estate will be entitled to receive such unpaid amounts in a lump sum. The estate of a beneficiary who has predeceased the Outside Director will have no claim to payments under the Plan.

8.3. In the event that an Outside Director fails to make a payment election or beneficiary designation, or all designated beneficiaries have predeceased the Outside Director, the following default elections or designations will be deemed to have been made by the Outside Director: (a) the default payment election will be a lump-sum payment upon retirement from the Board; and (b) the default beneficiary designation will be the Outside Director’s surviving spouse, or if none, the Outside Director’s estate.

8.4. An Outside Director will have the right to amend or terminate his or her elections or designations at any time upon completing, signing, dating, and submitting to the Corporation’s Corporate Secretary Department the form of agreement provided by the Corporation.

Amendments or terminations will be effective as follows. With respect to payment elections, amendments will be effective on the next subsequent Date of Grant. Except as otherwise provided in Article 10, such amendment will only apply to Deferred Stock Units or notional cash value credited (plus adjustments made for dividends or interest pursuant to Article 7) to the Account after the effective date of the amendment. The Deferred Stock Units or notional cash value in the Account immediately prior to the effective date of the amended payment election will be paid in accordance with the prior payment election or elections. With respect to beneficiary designations, amendments or terminations will be effective immediately upon the Corporation’s Corporate Secretary Department’s receipt of a properly completed, executed, and dated form of agreement.

9. Redemption of Deferred Stock Units

9.1. The Corporation will redeem Deferred Stock Units credited to an Account at such times and in such amounts as may be necessary to distribute cash in accordance with the elections and designations made by an Outside Director pursuant to Article 8 and the provisions of Article 10 or as otherwise provided in Section 15.8.

9.2. In the case of an Outside Director who elects to defer the receipt of Deferred Stock Units until retirement from the Board or attainment of age 70, or in the event an Outside Director elects to receive payment in the manner described in Section 9.3 or pursuant to Section 10.3, Deferred Stock Units covered by such an election will be valued as of the applicable Valuation Date at the higher of the following: (a) the Fair Market Value of a Share on the Valuation Date; or (b) the average Fair Market Value of a Share for all trading days during the twelve-month period immediately preceding the Valuation Date. Notwithstanding the foregoing provisions, the twelve-month period immediately preceding the Valuation Date will not extend earlier than January 3, 2000.

9.3 In the case of an Outside Director who elects to receive payment of Deferred Stock Units either (a) as of a date after the later of the Outside Director’s retirement from the Board or attainment of age 70, or (b) in installments that commence or continue on or after the later of such retirement or attainment of age 70, Deferred Stock Units covered by such an election will be valued for purposes of redemption using the Fair Market Value of a Share on the later of the date of the Outside Director’s retirement from the Board or attainment of age 70, except as otherwise provided in Section 9.2. It is the express purpose of this Section to fix the value of a Deferred Stock Unit as of the later of the date of an Outside Director’s retirement from the Board or attainment of age 70 in all cases where the redemption is for a payment other than one paid upon retirement from the Board or attainment of age 70 or an early withdrawal made pursuant to Section 10.3.

9.4. Deferred Stock Units will be redeemed only for cash.

10. Payment Following the Redemption of Deferred Stock Units

10.1. All payments from an Account will be made solely in cash. Payment will commence on or before thirty (30) days after the Valuation Date immediately following the designated date or the date that the designated event occurs and the amount to be paid will be based on the Account balance on such Valuation Date. Notwithstanding the preceding sentence, the Corporation’s officers may elect to accelerate payment by deeming the designated date or the date that the designated event occurs to be a Valuation Date and to make payment within thirty (30) days thereafter. If an Outside Director elects the equal annual installment payment option, the amount of each installment to be paid will be determined by dividing the balance in the Account to be paid in the form of installments by the number of installments remaining to be paid. The Deferred Stock Units or notional cash value remaining in an Account subject to installment payouts will continue to be adjusted for dividends or interest in accordance with Article 7. In the event of the death or disability of an Outside Director, the Committee may accelerate the payment of any installment or lump-sum payment because of hardship or other circumstances deemed in the sole discretion of the Committee to warrant such acceleration.

10.2. Notwithstanding Section 10.1: (a) at any time earlier than twelve (12) months prior to the date on which a payment of all or a portion of an Account would be payable, an Outside Director may elect to extend the deferral of all of his or her Account, or of such portion of his or her Account as would otherwise be paid; and (b) at any time earlier than twelve (12) months prior to the date on which a payment of all or a portion of an Account would be payable, an Outside Director may modify his or her prior payment date election for the Account; provided, that such modified payment date is on or after the earlier of the date that he or she expects to retire from the Board or reaches the age of 70.

10.3. An Outside Director may at any time elect the payment, as soon as administratively practicable, of all of the balance of his or her Account; provided, that in each such instance, a 10 percent (10%) early withdrawal penalty will apply to the amount of the requested early withdrawal. An Outside Director who makes such an election will not be eligible to have Deferred Stock Units credited to his or her Account for two years after the date of the payment election.

11. Account Statements

11.1. A regular quarterly statement of account will be sent to each current or former Outside Director with a balance in his or her Account listing the aggregate number of Deferred Stock Units in the Account, including adjustments for dividends or interest made pursuant to Article 7, and showing the aggregate Fair Market Value of such Deferred Stock Units as of each Valuation Date, respectively. The Corporation’s officers may also provide such additional statements of account as they may deem appropriate from time to time.

11.2. In the case of an Outside Director who elects to receive payment of Deferred Stock Units either (a) as of a date after the later of the Outside Director’s retirement from the Board or attainment of age 70, or (b) in installments that commence or continue on or after the later of such retirement or attainment of age 70, account statements after the later of retirement or attainment of age 70 will reflect the aggregate Fair Market Value of such Deferred Stock Units using the Fair Market Value of a Share as of the later of the date of the Outside Director’s retirement from the Board or attainment of age 70. Notwithstanding the foregoing provisions, the Corporation’s officers may instead elect to assign a notional equivalent cash value to the Deferred Stock Units which would otherwise be credited to the Outside Director’s Account and to account for the value of the Account covered by an election described in clauses 11.2(a) or 11.2(b), including interest credited thereto, on that basis.

12. Effectiveness of the Plan

The Plan will become effective as of November 18, 1999, or such later date as may be specified in the Board resolution adopting the Plan.

13. Term of the Plan

The Plan will continue in effect until terminated by the Board upon the Committee’s recommendation pursuant to Section 15.8 or as otherwise terminated in accordance with Section 15.8. No Deferred Stock Units may be granted under Article 6 hereof after termination. The termination of the Plan will not affect the validity of any Deferred Stock Unit credited to an Account on the date of termination.

14. Indemnification of Committee

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the

Corporation against the reasonable expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Deferred Stock Unit granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

15. Miscellaneous Provisions

15.1. No Right or Obligation of Continued Service. Nothing contained herein will entitle an Outside Director to continue to serve as a member of the Board or require an Outside Director to continue to provide services as a member of the Board. The termination of an Outside Director’s service as a member of the Board will have no effect on his or her rights hereunder, except as otherwise provided herein.

15.2. No Shareholder Rights. The sole interest of an Outside Director hereunder will be the right to receive the payments provided for herein as and when the same becomes due and payable, and an Outside Director will have no rights as a shareholder of the Corporation with respect to Deferred Stock Units credited to his or her Account.

15.3. Nonalienability. Except for the withholding of any tax under applicable law, no Deferred Stock Units credited to an Account or any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Deferred Stock Units or amount, whether currently or hereafter payable, will be void. Except as otherwise specifically provided by law, no Deferred Stock Units or amount payable hereunder will, in any manner, be liable for or subject to the debts or liabilities of an Outside Director or beneficiary.

15.4. Withholding. Payments made by the Corporation hereunder will be subject to any applicable tax withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.

15.5. Headings. The headings of Articles and Sections herein are included solely for convenience of reference and will not alter the meaning or interpretation of any of the provisions of the Plan.

15.6. Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume the Corporation’s obligations hereunder in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The Plan will inure to the benefit of and be enforceable by each Outside Director and each Outside Director’s personal or legal representatives, beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.7. Status as Unsecured Creditor; Funding of Payments. All Account balances will constitute unsecured contractual obligations of the Corporation. In the sole discretion of the Corporation, the Corporation or any of its affiliates may establish or maintain a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of funds to make payments hereunder as they become due and payable; provided, that no such trust will result in an Outside Director or any designated beneficiary being required to include in gross income for federal income tax purposes any amounts payable hereunder prior to the date of actual payment. Notwithstanding the establishment or maintenance of any such trust, Outside Directors’ and their designated beneficiaries’ rights hereunder will be solely those of a general unsecured creditor of the Corporation.

15.8. Termination and Amendment of Plan. The Plan may be terminated or amended at any time by vote of the Board without the consent of any current or former Outside Director for whom an Account has been established, upon the Committee’s recommendation; provided, that any termination or amendment will be of general application to all Outside Directors participating in the Plan (and their beneficiaries) and will not, without the specific written consent of any such Outside Director (or beneficiary) adversely affect: (a) any Deferred Stock Units or amounts theretofore credited to an Account; or (b) the right of an Outside Director (or beneficiary) to receive all amounts due and payable with respect to an Account; and provided further, that, notwithstanding any other provision of the Plan, unless otherwise determined by the Committee in its sole discretion, upon the occurrence of a Change in Control (as defined in the most recent stock options granted by PNC to any of its non-employee directors), (i) the Plan will automatically terminate, (ii) all outstanding Deferred Stock Units credited to Accounts under the Plan for which a value has not already been fixed in accordance with the Plan will be valued as of the time immediately prior to the Change in Control (which will be deemed to be the Valuation Date), (iii) all Deferred Stock Units outstanding at the time of the Change in Control will be redeemed for cash, and (iv) for each Account under the Plan with a balance outstanding at the time the Change in Control occurs, the entire balance of the Account will be paid out, in cash, to the current or former Outside Director or beneficiary, as the case may be, as soon as administratively practicable, but no later than 30 days after the occurrence of the Change in Control.

15.9. Governing Law. The Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of laws provisions.